Exhibit 3.1

OHIO SECRETARY OF STATE                                 CHARTER NUMBER: 787227
PROCESSING STATEMENT                                   ROLL AND FRAME: 5391-0178
1/22/96

                                           05391-0178

CORPORATION:                               DOCUMENT NUMBER   CODE        FEE
                                           ---------------   ----        ---
SIMS AGRICULTURAL PRODUCTS CO.             95121927601       AMA         35.00

            072342

RETURN TO:  ENZ, JONES & SEGUIN                             TOTAL :     35.00
            ATTN S SHERIDAN
            1000 POLARIS PKY #150                                       0288
            COLUMBUS OH 43240--2005

                               [GRAPHIC OMITTED]

                                The State of Ohio

                                    Bob Taft

                               Secretary of State

                                     787227

                                  Certificate

It is hereby certified that the Secretary of State of Ohio has custody of the Records of Incorporation and Miscellaneous Filings; that said records show the filing and recording of: AMA of:

            SIMS AGRICULTURAL PRODUCTS CO.

                            United States of America
                                 State of Ohio
                        Office of the Secretary of State

                  [THE SEAL OF THE SECRETARY OF STATE OF OHIO]

Recorded on Roll 5391 at Frame 0180 of the Records of Incorporation and Miscellaneous Filings.

Witness my hand and the seal of the Secretary of State at Columbus, Ohio, this 19TH day of DEC A.D. 1995.

/s/ Bob Taft
-------------------
Bob Taft
Secretary of State

12/19/95                 BOB TAFT - SECRETARY OF STATE        RCPT NO. 951219276

BATCH NO: 048461

CORPORATION NAME                      DOC NUMBERS    CHECK NUMBER   CHECK AMOUNT
----------------                      -----------    ------------   ------------
SIMS AGRICULTURAL PRODUCTS CO (AMD)   95121927601    18490          $35.00

CHECK ISSUED:   ENZ JONES & SEGUIN
          BY:   100 POLARIS PARKWAY
                STE 150
                COLUMBUS, OH 43240                                 TOTAL $35.00

                             CERTIFICATE OF AMENDED
                          ARTICLES OF INCORPORATION OF
                         SIMS AGRICULTURAL PRODUCTS CO.

      Dallas H. Paul, President and John H. Bowen, Secretary of Sims Agricultural Products Co., an Ohio corporation ("Corporation"), with its principal place of business located in the City of Mt. Gilead, County of Morrow, State of Ohio, do hereby certify that a meeting of the shareholders was duly called and held on the 12th day of December, 1995, at which meeting a quorum of the shareholders was present in person or by proxy, and that by the affirmative vote of the holders of shares entitling them to exercise approximately seventy-six percent (76%) of the voting power of the Corporation, the following Amended Articles of Incorporation were adopted to supersede and take the place of the existing Articles and all amendments thereto.

                      AMENDED ARTICLES OF INCORPORATION OF
                         SIMS AGRICULTURAL PRODUCTS CO.

      The undersigned, for the purpose of amending the articles of a corporation pursuant to and by virtue of the General Corporation Law of Ohio, hereby certifies and adopts the following Articles of Incorporation.

                                 Article First
                                      Name

      The name of the corporation is Sims Agricultural Products Co.

                                 Article Second
                                Principal Office

      The place in Ohio where the principal business office will be located in the City of Mt. Gilead, County of Morrow, State of Ohio.

                                 Article Third
                                    Purpose

      The nature of the business to be conducted or promoted and the purposes of the Corporation is: to develop, own, operate and manage business enterprises of every nature and kind; to own, lease and sell equipment, goods and services of all kinds, including, without limitation, fertilizers, animal feed supplements and agricultural micro-nutrients; to own and license others to use trade names, trademarks, service marks and other similar intellectual properties; to provide management, consulting and advisory services; and to do any and all things related to the foregoing and to engage in any other lawful act or activity for which corporations may be organized under the General Corporation Law of Ohio.

                                 Article Fourth
                             Capital Stock Classes

      The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 4,000,250 consisting of the following classes:

            (a) Two hundred fifty (250) shares of Serial Preference Stock, $.001 par value, issuable in series, hereinafter "Series Preference Stock"; and

            (b) Four million (4,000,000) common shares, no par value.

      The designations, voting powers, preferences and relative priority, participating, option or other special rights, and qualifications, limitations or restrictions of the above classes of stock are as follows:

                                   DIVISION A

                              EXPRESS TERMS OF THE
                            SERIAL PREFERENCE STOCK

Section 1. The Serial Preference Stock may be issued from time to time in one or more series. All shares of Serial Preference Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of Sections 2 to 8, inclusive, of this Division, which provisions shall apply to all Serial Preference Stock, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

      (a) The designation of the series, which may be by distinguishing number, letter or title;

      (b) The number of shares of the series, which number the Board of Directors may (except where otherwise provided in the creation of the series) increase and decrease (but not below the number of shares thereof then outstanding);

      (c) The annual dividend rate of the series, and the date from which dividends shall be cumulative;

      (d) The dates which dividends, if declared, shall be payable;

      (e) The redemption rights and price or prices, if any, for shares of the series;

      (f) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

      (g) The amounts payable on shares of the series in the event of any voluntary or involuntary dissolution, liquidation or winding up of the business and affairs of the corporation;

      (h) Whether the shares of a series are convertible into the shares of any other series or other class of shares, and, if so, the conversion price or prices, any adjustments thereof, and all other terms and conditions upon which such conversion may be made;

      (i) Restrictions on the issuance of shares of the same series or any other class or series;

      (j) The voting rights of any shares in any series.

The Board of Directors is authorized to adopt, from time to time, amendments to the Articles of Incorporation fixing, with respect to each such series, the matters described in clauses (a) through (j), inclusive of this Section 1.

Section 2. Nothing in clause (a) through (i), inclusive, of Section 1 above, shall be construed to require the Board of Directors to fix any particular terms with respect to a series of shares.

Section 3. The holders of Serial Preference Stock of each series, in preference to the holders of Common Stock, shall be entitled to receive out of any funds legally available, and when and as declared by the Board of Directors, dividends in cash or property at the rate for such series fixed in accordance with the provisions of Section 1 of this Division and no more, payable on the dates fixed for such series. No dividends may be paid upon or declared or set apart for any of the Serial Preference Stock for any dividend period, unless at the same time a like proportionate dividend for the same dividend period, in proportion to the respective dividend rates fixed therefor, shall be paid upon or declared or set apart for all Serial Preference Stock of all series then issued and outstanding and entitled to receive such dividends.

Section 4. In no event so long as any Serial Preference Stock shall be outstanding shall any dividends in excess of $.05 per share per year, except payable in Common Stock or other shares ranking junior to the Serial Preference Stock, be paid or declared or any distribution be made except as aforesaid on the Common Stock or any other shares ranking junior to the Serial Preference Stock, nor shall any Common Stock or any other shares ranking junior to the Serial Preference Stock be purchased, retired or otherwise required by the corporation (except out of the proceeds of the sale of Common stock or other shares ranking junior to the Serial Preference Stock received by the corporation):

      (a) Unless all accrued and unpaid dividends on Serial Preference stock, including the full dividends for the current quarterly dividend period, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

      (b) Unless there shall be no arrearages with respect to the redemption of Serial Preference Stock of any series or any sinking fund provided for shares of such series in accordance with the provisions of Section 1 of this Division.

Section 5. (a) Subject to the express terms of each series and to the provisions of Section 7(b)(iv) of this Division, the corporation may from time to time redeem all or any part of the Serial Preference Stock of any series at the time outstanding (i) at the option of the Board of Directors at the applicable redemption price for such series fixed in accordance with the provisions of
Section 1 of this Division, or (ii) in fulfillment of the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price fixed in accordance with the provisions of Section 1 of this Division; together in each case with an amount equal to all dividends accrued and unpaid thereon (whether or not such dividends shall have been earned or declared) to the redemption date.

      (b) Notice of every such redemption shall be mailed, postage prepaid to the holders of record of the Serial Preference Stock to be redeemed at their respective addresses then appearing on the books of the corporation, not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for such redemption. At any time before or after notice has been given as above provided the corporation may segregate on its books an amount equal to the aggregate redemption price of the shares of Serial Preference Stock to be redeemed for the purpose of such redemption. Upon the making of such segregation such holders shall cease to be shareholders with respect to such shares, and after such notice shall have been given and such deposit shall have been made, such holders shall have no interest in or claim against the corporation with respect to such shares except only to receive such money without interest or the right to exercise, before the redemption date, any unexpired privileges of conversion. In case less than all of the outstanding shares of Serial Preference Stock are to be redeemed, the corporation shall select pro rata or by lot the shares so to be redeemed in such manner as shall be prescribed by its Board of Directors.

      If the holders of shares of Serial Preference Stock which shall have been called for redemption shall not, within six years after such segregation, claim the amount due for the redemption thereof, the corporation shall be relieved of all responsibility in respect thereof and to such holders.

      (c) Any shares of Serial Preference Stock which are redeemed by the corporation pursuant to the provisions of this Section 5 and any shares of Serial Preference Stock which are purchased and delivered in satisfaction of any sinking fund requirements provided for shares of such series and any shares of Serial Preference Stock which are converted in accordance with the express terms thereof shall be deemed retired.

Section 6. (a) The holders of Serial Preference Stock of all outstanding series shall, in case of voluntary liquidation, dissolution or winding up of the business and affairs of the corporation, be entitled to receive in full, out of the assets of the corporation, including capital, before any amount shall be paid or distributed among the holders of any other shares ranking junior to the Serial Preference Stock, the amounts fixed with respect to the shares in accordance with Section 1 of this Division. In case the net assets of the corporation legally available therefor are insufficient to permit the payment upon all outstanding shares of Serial Preference Stock of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon outstanding shares of Serial Preference Stock in proportion to the full preferential amount to which each such share is entitled.

      After payment to holders of Serial Preference Stock of the full preferential amounts as aforesaid, holders of Serial Preference Stock as such shall have no right or claim to any of the remaining assets of the corporation.

      In case of involuntary liquidation, involuntary dissolution or involuntary winding up of the affairs of the corporation, the holders of Serial Preference Stock shall, as such holders, (except with respect to any series as to which the Board of Directors shall have otherwise provided pursuant to Section 1(g) of this Division, and solely to the extent of such provisions) receive distribution of the assets of the corporation ratably with the holders of shares of all other classes share for share, without distinction by reason of class.

      (b) The merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all of the property or business of the corporation, shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 6.

Section 7. (a) The holders of Serial Preference Stock shall not be entitled to any vote for each share except as otherwise provided herein or required by law.

      (b) To the extent not forbidden by statute, the vote or consent of the holders of at least a majority of the shares of Serial Preference Stock at the time outstanding, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of Serial Preference Stock shall vote separately as a class, shall be necessary to effect any one or more of the following:

      (i) Any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation or the Regulations of the corporation which adversely affects the voting powers, rights or preferences of the holders of Serial Preference Stock; provided, however, that for the purpose of this clause (i), neither the amendment of the Articles of Incorporation so as to authorize or create, or to increase the authorized or outstanding amount of any shares of any class ranking junior to the Serial Preference Stock, nor any amendment of the Articles of Incorporation by the directors pursuant to Section 1 of this Division, which is not contrary to the provision of any amendment to the Articles authorizing a series of Serial Preference Stock, nor the amendment of the Regulations so as to increase the number of directors of the corporation shall be deemed to affect adversely the voting powers, rights or preferences of the holders of the Serial Preference Stock; and provided further, that if such amendment, alteration or repeal adversely affects the powers, rights or preferences of one or more but not all series of Serial Preference Stock at the time outstanding, only the vote or consent of the holders of at least a majority of the number of shares at the time outstanding of the series so affected shall be required;

      (ii) The authorization or creation of, or the increase in the authorized amount of, any shares of the class, or any security convertible into shares of any class, ranking prior to the Serial Preference Stock;

      (iii) The authorization of any shares ranking on a parity with the Serial Preference Stock or an increase in the authorized number of shares of Serial Preference Stock;

      (iv) The purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Serial Preference Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Serial Preference Stock then outstanding, unless all dividends upon all Serial Preference Stock then outstanding, for all previous quarterly dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

Section 8. For the purpose of this Division A:

Whenever reference is made to shares "ranking prior to the Serial Preference Stock" or "on a parity with the Serial Preference Stock," such reference shall mean and include all shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of a voluntary liquidation, dissolution, or winding up of the affairs of the corporation are given preference over or rank equally with (as the case may be) the rights of the holders of Serial Preference Stock; and whenever reference is made to shares "ranking junior to the Serial Preference Stock," such reference shall mean and include all shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends and as to distributions in the event of a voluntary liquidation, dissolution, or winding up of the affairs of the corporation are junior and subordinate to the rights of the holders of Serial Preference Stock.

                                   DIVISION B

                       EXPRESS TERMS OF THE COMMON STOCK

      The Common Stock shall be subject to the express terms of the Serial Preference Stock, and each series thereof. Each share of Common Stock shall be equal to every other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders.

                                 Article Fifth
                                    Records

      The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Ohio at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Elections of Directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

                                 Article Sixth
                               Certain Contracts

      No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

            (a) The material facts as to his interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the board or committee in good faith authorizes the contract or transaction by a vote sufficient for such purpose without counting the vote of the interested director or directors; or

            (b) The material fact as to his interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

            (c) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

                                Article Seventh
                                Indemnification

      1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expense (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper.

      3. To the extent that any person referred to in paragraphs 1 and 2 of this Article Seventh has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      4. Any indemnification under Paragraphs 1 and 2 of this Article Seventh (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs 1 and 2 of this Article Seventh. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

      5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as provided in this Article Seventh.

      6. The indemnification provided by this Article Seventh shall not be deemed exclusive of any rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      7. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article Seventh.

      8. For the purposes of this section, references to "the corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

                                 Article Eighth
                                 Stated Capital

      The amount of stated capital with which the Corporation will begin business is Five Hundred Dollars ($500.00).

                                 Article Ninth
                           Treasury Stock Provisions

      The Corporation may purchase, from time to time and to the extent permitted by the laws of Ohio, shares of any class of stock issued by it. Such purchase may be made either in the open market or at private or public sale, and in such manner and amounts, from such holder or holders of outstanding stock of the corporation and at such prices as the Board of Directors of the corporation shall from time to time determine, and the Board of Directors is hereby empowered to authorize such purchases from time to time without any vote of the holders of any class of shares now or hereafter authorized and outstanding at the time of any such purchase.

                                 Article Tenth
                                 Voting Rights

      Notwithstanding any provisions of the laws of Ohio or hereafter in force requiring for any purpose the vote of the holders of shares entitling them to exercise two-thirds (2/3), or any other proportion, of the voting power of the corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by statute may be taken by vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation or of such class or classes.

                                Article Eleventh
                               Preemptive Rights

      No stockholder of the corporation shall, because of his ownership of stock, have a preemptive or other right to purchase, subscribe for, or take any part of any stock or any part of the notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase stock of the corporation issued, optioned or sold by it after its incorporation. Any part of the capital stock and any part of the notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase stock of the corporation authorized by this certificate of incorporation or by an amended certificate duly filed, may at any time be issued, optioned for sale, and sold or disposed of by the Corporation pursuant to a resolution of its Board of Directors to such persons and upon such terms as may to such Board seem proper without first offering such stock or securities or any part thereof to existing shareholders.

                                Article Twelfth
                               Cumulative Voting

      There shall be no right to cumulate votes in the election of directors.

                               Article Thirteenth
                           Control Share Acquisitions

      Section 1701.831 of the Ohio Revised Code shall not apply to any control share acquisition (as defined in Section 1701.01(Z)(1) of the Ohio Revised Code, as the same may be amended from time to time, or in any successor thereto, however denominated) of shares of any class of capital stock of the Corporation.

                               Article Fourteenth
                             Amendment of Articles

      The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                               Article Fifteenth
                                      Term

      The Corporation shall have perpetual existence.

                               Article Sixteenth
                                  Supersedence

      These Amended Articles of Incorporation take the place and supersede the existing Articles of Incorporation and all amendments thereto, as herein amended.

      IN WITNESS WHEREOF, Dallas H. Paul, President and John H. Bowen, Secretary of Sims Agricultural Products Co., acting for and on behalf of Sims Agricultural Products Co., hereunto subscribe their names as of the 12th day of December, 1995.

                                        SIMS AGRICULTURAL PRODUCTS CO.

                                        By: /s/ Dallas H. Paul
                                            -------------------------
                                            Dallas H. Paul, President


                                        By: /s/ John H. Bowen
                                            -------------------------
                                            John H. Bowen, Secretary